ISSN 1718-836	Exhibit 99.2

Volume 10, number 11	June 30, 2016

PRELIMINARY AT MARCH 31, 2016

Note to the reader: Preliminary results for 2015-2016

The results published on June 30, 2016 regarding the fiscal year ended March 31, 2016 are preliminary. These results will be revised to reflect additional information obtained until the financial statements are closed. The final results will be presented in Public Accounts 2015-2016.

Highlights for March 2016

—	In March, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $334 million. The balance takes into account the deposit of $142 million in the Generations Fund and a $150-million contingency reserve to offset any risks resulting from the closing of the financial statements. Compared to last year:

	—	own-source revenue decreased by $73 million, standing at $5.5 billion;

	—	federal transfers showed a decrease of $189 million, reaching $1.3 billion;

	—	program spending decreased by $301 million, amounting to $6.2 billion;

	—	debt service showed a decrease of $18 million, reaching $693 million.

—	On the basis of the cumulative results at March 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.7 billion.

Summary of consolidated budgetary transactions
(millions of dollars)								(Unaudited data)
							The Québec Economic Plan –
	March		April to March				March 2016
	2015	2016	2014-2015		2015-2016	Change (%)	2015-2016		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 596	5 523	54 711		57 102	4.4	56 888		4.0
Federal transfers	1 514	1 325	16 830		17 035	1.2	17 036		1.2
Total revenue	7 110	6 848	71 541		74 137	3.6	73 924		3.3
Expenditure
Program spending	–6 467	–6 166	–65 342		–65 609	0.4	–66 460		1.7
Debt service	–711	–693	–8 150		–7 956	–2.4	–8 019		–1.6
Total expenditure	–7 178	–6 859	–73 492		–73 565	0.1	–74 479		1.3
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–222	–169	870		1 263	—	887		—
Health and social services and education networks	126	–4	–62		–32	—	–32		—
Generations Fund	142	142	1 279		1 453	—	1 431		—
Total consolidated entities	46	–31	2 087		2 684	—	2 286		—
SURPLUS (DEFICIT)	–22	–42	136		3 256	—	1 731	(2)	—
Contingency reserve	—	–150	—		–150	—	–300		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–142	–142	–1 279		–1 453	—	–1 431		—
BUDGETARY BALANCE(3)	–164	–334	–1 143	(4)	1 653	—	—		—

Note:	The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan – March 2016.
(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $300 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.
(4)	Budgetary balance excluding the impact of accounting changes. The budgetary balance including accounting changes totalling $418 million is a deficit of $725 million.

❑	Cumulative results at March 31, 2016

■	Budgetary balance

For the period from April 2015 to March 2016, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $1.7 billion.

Based on preliminary results, that is an improvement of $1.7 billion compared to the balanced budget forecast in The Québec Economic Plan – March 2016. In addition, the balance takes into account a contingency reserve of $150 million until the final results for the year are in.

■	General fund revenue

At March 31, 2016, revenue totalled $74.1 billion, an increase of $2.6 billion, or 3.6%, compared to March 31, 2015.

—	Own-source revenue stood at $57.1 billion, up $2.4 billion from the same time last year.

—	Federal transfers amounted to $17.0 billion, up $205 million compared to March 31, 2015.

■	General fund revenue

Expenditure for the fiscal year as a whole totalled $73.6 billion, an increase of $73 million.

—	For the period from April 2015 to March 2016, program spending rose by $267 million, or 0.4%, reaching $65.6 billion.

	—	Spending rose in the priority missions of Health and Social Services (1.6%) and Education and Culture (0.9%).

—	Debt service amounted to $8.0 billion, a decrease of $194 million compared to last year.

■	Consolidated entities

At March 31, 2016, the results of consolidated entities showed a surplus of $2.7 billion. These results included:

—	a surplus of $1.3 billion for non-budget-funded bodies and special funds;

—	a $32-million deficit for the health and social services and education networks;

—	dedicated revenues of $1.5 billion for the Generations Fund.

■	Net financial surplus (requirements)

At March 31, 2016, the consolidated net financial surplus stood at $4.2 billion, an improvement of $6.6 billion over last year. Net financial surpluses reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
	March			April to March
	2015	2016	Change	2014-2015	2015-2016	Change
GENERAL FUND
Revenue
Own-source revenue	5 596	5 523	–73	54 711	57 102	2 391
Federal transfers	1 514	1 325	–189	16 830	17 035	205
Total revenue	7 110	6 848	–262	71 541	74 137	2 596
Expenditure
Program spending	–6 467	–6 166	301	–65 342	–65 609	–267
Debt service	–711	–693	18	–8 150	–7 956	194
Total expenditure	–7 178	–6 859	319	–73 492	–73 565	–73
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–222	–169	53	870	1 263	393
Health and social services and education networks	126	–4	–130	–62	–32	30
Generations Fund	142	142	—	1 279	1 453	174
Total consolidated entities	46	–31	–77	2 087	2 684	597
SURPLUS (DEFICIT)	–22	–42	–20	136	3 256	3 120
Consolidated non-budgetary surplus (requirements)	2 872	1 536	–1 336	–2 577	898	3 475
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 850	1 494	–1 356	–2 441	4 154	6 595
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
		March			April to March
Revenue by source	2015	2016	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 367	2 205	–6.8	20 146	21 209	5.3
Contributions to Health Services Fund	621	679	9.3	6 878	7 045	2.4
Corporate taxes	808	720	–10.9	3 562	4 688	31.6
Consumption taxes	1 222	1 377	12.7	17 160	17 571	2.4
Other sources	77	186	141.6	1 629	1 663	2.1
Total own-source revenue excluding government enterprises	5 095	5 167	1.4	49 375	52 176	5.7
Revenue from government enterprises	501	356	–28.9	5 336	4 926	–7.7
Total own-source revenue	5 596	5 523	–1.3	54 711	57 102	4.4
Federal transfers
Equalization	775	794	2.5	9 286	9 521	2.5
Health transfers(1)	412	406	–1.5	4 852	5 108	5.3
Transfers for post-secondary education and other social programs	132	116	–12.1	1 588	1 542	–2.9
Other programs	195	9	–95.4	1 104	864	–21.7
Total federal transfers	1 514	1 325	–12.5	16 830	17 035	1.2
TOTAL	7 110	6 848	–3.7	71 541	74 137	3.6
(1)

Amounts of $430 million and $378 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 3.9% instead of 5.3%.

General fund expenditure
(millions of dollars)							(Unaudited data)
			March				April to March
Expenditure by mission	2015	(1)	2016	Change (%)	2014-2015	(1)	2015-2016	Change (%)
Program spending
Health and Social Services	3 286		2 892	–12.0	32 211		32 736	1.6
Education and Culture	1 408		1 501	6.6	17 430		17 580	0.9
Economy and Environment	629		782	24.3	5 184		4 962	–4.3
Support for individuals and families	559		584	4.5	6 372		6 337	–0.5
Administration and Justice	585		407	–30.4	4 145		3 994	–3.6
Total program spending	6 467		6 166	–4.7	65 342		65 609	0.4
Debt service	711		693	–2.5	8 150		7 956	–2.4
TOTAL	7 178		6 859	–4.4	73 492		73 565	0.1
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
	March 2016
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	1 388	142	200	418	2 447	—		4 595	–2 536		2 059
Expenditure
Expenditure	–1 441	—	–200	–418	–2 410	–4		–4 473	2 494		–1 979
Debt service	–98	—	—	—	–55	—		–153	42		–111
Subtotal	–1 539	—	–200	–418	–2 465	–4		–4 626	2 536		–2 090
SURPLUS (DEFICIT)	–151	142	—	—	–18	–4		–31	—		–31
	April 2015 to March 2016
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	14 357	1 453	979	6 067	23 847	—		46 703	–26 122		20 581
Expenditure
Expenditure	–11 476	—	–979	–6 067	–22 623	–32		–41 177	25 127		–16 050
Debt service	–2 049	—	—	—	–793	—		–2 842	995		–1 847
Subtotal	–13 525	—	–979	–6 067	–23 416	–32		–44 019	26 122		–17 897
SURPLUS (DEFICIT)	832	1 453	—	—	431	–32		2 684	—		2 684
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

❑	2016-2017 publication dates of the Monthly Report on Financial Transactions

For 2016-2017, barring exceptional circumstances requiring postponement, the monthly reports will be published on the following dates:

2016-2017 publication dates

Report at May 31	August 19, 2016
Report at June 30	Septembre 2, 2016
Report at July 31	October 7, 2016
Report at August 31	November 4, 2016
Report at September 30	December 2, 2016
Report at October 31	January 13, 2017
Report at November 30	February 10, 2017
Report at December 31	March 10, 2017
Report at January 31	April 7, 2017
Report at February 28	May 5, 2017
Preliminary report at March 31	June 22, 2017

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.